Exhibit 99.1

Beam Global Reports Fiscal Q2 2022 Financial Results

Conference Call Friday August 12, 2022 at 4:30 p.m. ET

SAN DIEGO, CA – August 12, 2022 – Beam Global, (Nasdaq: BEEM, BEEMW), (the “Company”), the leading provider of innovative sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media, today announced the financial results for the second fiscal quarter ended June 30, 2022.

Fiscal Q2 2022 and Recent Company Highlights

•	Generated the highest second quarter revenue in the company’s history of $3.7 million, a 75% increase over Q2 2021
•	Generated highest first half revenue in the company’s history of 7.5M, a 114% increase over first half 2021
•	Improved Gross Profitability in first half by 4% of revenue despite inflation
•	Reduced net loss by over 14% of revenue in first half despite inflation and acquisition
•	Grew sales orders to a record backlog of over $10M
•	Grew sales pipeline to a new record of $122 million
•	Grew EV ARC™ system revenue per employee by 34% over Q2 of 2021
•	Awarded Federal Blanket Purchase Agreement (BPA) for Electric Vehicle Charging Infrastructure
•	Awarded new State of California Contract for rapidly deployed sustainable EV charging infrastructure products
•	Received $0.9 million battery order to power autonomous on-demand delivery drones
•	Announced partnership with Volvo Construction Equipment (CE) to bundle EV ARC™ off-grid EV charging systems with Volvo electric construction equipment
•	Increased momentum in enterprise customers, multi-unit orders and repeat customers
•	Selected for the California DGS Green Proving Ground program for grid balancing
•	Honored as Stevie® Award Winner for Achievement in Product Innovation in 2022 American Business Awards®

“Q2 has been another quarter of records at Beam Global,” said Desmond Wheatley, CEO of Beam. “Our sales are up, our efficiencies are improving and we have the highest contracted backlog and sales pipeline in our history. First half revenues are more than double this time last year and we have no indication that this momentum is going to let up. We continue to make progress on our integration of the battery company we bought earlier this year with sales, revenues and the first deployments of our new internally produced battery solution in our EV ARC systems. With first half revenues exceeding any prior full year except ’21 and all the other improvements we are making I am excited by what I expect the Beam Team will make happen during the remainder of 2022. ”

Second Fiscal Quarter 2022 Financial Summary

Revenues

Beam Global reported record second quarter revenues of $3.7 million in the second fiscal quarter of 2022, compared to $2.1 million in the same period in the prior year, an increase of 75%. For the first six months of 2022, we reported record first half revenues of $7.5 million, a 114% increase over $3.5 million reported for the same period in 2021. Revenues included $1.4 million for energy storage in the second quarter and $1.8 million for the six months ended June 30, 2022 as a result of closing the acquisition of All Cell Technologies, LLC (“All Cell”) in early March.

Gross Loss

Gross loss in the three months ended June 30, 2022 and 2021 was $0.3 million. Gross loss for the first six months of 2022 was $0.6 million, compared to $0.4 million for the same period in 2021. As a percentage of sales, the gross loss improved by four percentage points for the quarter and year to date, reflecting favorable fixed overhead absorption and improved labor efficiency due to the increase in production levels. This was partially offset by an increase in material costs for steel and other components due to supply chain shortages and other inflationary pressures.

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Operating Expenses

Operating Expenses were $2.5 million for the second quarter of 2022, compared to $1.4 million for the same period in the prior year. Operating expenses for the six months ended June 30, 2022 were $4.5 million compared to $2.5 million for the same period in the prior year. The increases were primarily due to the addition of All Cell expenses and increased legal and accounting services partially due to the acquisition. Increases in other operating expenses were mostly offset by a favorable change in the fair value of contingent consideration.

Cash and Working Capital

At June 30, 2022, we had cash of $13.8 million, compared to $21.9 million at December 31, 2021. The cash decrease was primarily from increases in inventory and prepayments to vendors to secure battery cells for production and higher work in process inventory as well as the net loss. Our working capital decreased from $24.6 million to $19.4 million from December 31, 2021 to June 30, 2022.

Conference Call Today at 4:30 PM ET

Management will host a conference call on Friday August 12, 2022 at 4:30 PM ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference through the following link:

https://dpregister.com/sreg/10170273/f408159c90

Please note that registered participants will receive their dial in number upon registration.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-739-3880

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5716

Please ask to be joined into the Beam Global call.

A webcast archive is available for 3 months following the call at the following URL: https://event.choruscall.com/mediaframe/webcast.html?webcastid=yiCfqEat

About Beam Global

Beam Global is a clean technology leader providing innovative, sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media. Core platforms include Beam EV ARC™ and Solar Tree® sustainable EV charging systems, Beam AllCell™ high-performance energy storage solutions, energy resiliency and disaster preparedness products and a deep patent library.

Beam EV ARC™ EV charging infrastructure systems support any quality brand EV charging service equipment, and Beam AllCell™ battery solutions power micro-mobility, terrestrial EVs, aviation, maritime and recreational vehicles as well as stationery and energy-security platforms.

Beam develops, patents, designs, engineers and manufactures unique and advanced clean mobility solutions that protect the environment, save customers time and money, empower communities and keep people moving. Based in San Diego and Chicago, the company produces Made-in-America products with the mission to Lead the World to Clean Mobility. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW. For more information visit BeamForAll.com, LinkedIn, YouTube and Twitter.

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Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements relate to future events or future results of operations, including, but not limited to the following statements: statements regarding the acquisition, its expected benefits and the anticipated future financial performance as a result of the acquisition. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Beam Global's actual results to be materially different from these forward-looking statements. Except to the extent required by law, Beam Global expressly disclaims any obligation to update any forward-looking statements.

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Investor Relations:

Kathy McDermott

IR@BeamForAll.com

+1 858-799-4583

Media Contact:

Next PR

+1 813-526-1195

Press@BeamForAll.com

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Beam Global

Condensed Balance Sheets

(In thousands)

	June 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets
Cash	$13,754	$21,949
Accounts receivable	2,898	3,827
Prepaid and other current assets	3,214	180
Inventory, net	7,357	1,611
Total current assets	27,223	27,567

Property and equipment, net	1,403	650
Operating lease right of use asset	1,948	2,030
Goodwill	4,600	–
Intangible assets, net	10,486	359
Deposits	62	52
Total assets	$45,722	$30,658

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,957	$1,567
Accrued expenses	874	727
Sales tax payable	114	57
Deferred revenue, current	1,578	136
Contingent consideration, current	699	–
Operating lease liabilities, current	632	468
Total current liabilities	7,854	2,955

Deferred revenue, noncurrent	177	118
Contingent consideration, noncurrent	344	–
Operating lease liabilities, noncurrent	1,372	1,607
Total liabilities	9,747	4,680

Total stockholders' equity	35,975	25,978
Total liabilities and stockholders' equity	$45,722	$30,658

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Beam Global

Condensed Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021

Revenues	$3,718	$2,121	$7,488	$3,493
Cost of revenues	4,044	2,395	8,119	3,916
Gross loss	(326)	(274)	(631)	(423)

Operating expenses	2,490	1,369	4,465	2,472
Loss from operations	(2,816)	(1,643)	(5,096)	(2,895)

Total other income, net	14	2	16	3

Loss before income tax expense	(2,802)	(1,641)	(5,080)	(2,892)
Income tax expense	1	1	1	1
Net loss	$(2,803)	$(1,642)	$(5,081)	$(2,893)

Net loss per share - basic and diluted	$(0.28)	$(0.18)	$(0.52)	$(0.33)
Weighted average shares outstanding - basic and diluted	10,075	8,882	9,694	8,824

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